                                                                     Exhibit 99

[ESSI logo]
ENGINEERED SUPPORT SYSTEMS, INC.____________________________________________
                                 201 Evans Lane  o  St. Louis, MO 63121-1126

For further information, please contact
Gary C. Gerhardt
(314) 553-4982

                       ENGINEERED SUPPORT POSTS RECORD
                   FOURTH QUARTER AND FISCAL 2004 RESULTS;
            RAISES REVENUE AND EARNINGS FORECAST FOR FISCAL 2005

     o   QUARTERLY REVENUES UP 51% TO $256.4 MILLION

     o QUARTERLY NET EARNINGS FROM CONTINUING OPERATIONS ADVANCE 53% TO $21.3 MILLION

     o FOURTH QUARTER EPS FROM CONTINUING OPERATIONS UP 46% TO $.76 VS. $.52 IN 2003

     o   YEAR-END CONTRACT BACKLOG OF $1.4 BILLION

ST. LOUIS, MO. - DECEMBER 14, 2004 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) reported record net earnings from continuing operations of $21.3 million, or $.76 per diluted share, for the quarter ended October 31, 2004 compared to $13.9 million, or $.52 per diluted share, for the same period last year. Net revenues also set an all-time quarterly record at $256.4 million, up 51% over the $170.3 million for the fourth quarter of last year. Fourth quarter net revenues were also substantially above the Company's forecasted levels for the period as work on certain contracts was accelerated to meet customer requirements. Solid revenue growth was experienced in both the Support Systems and Support Services business segments with overall organic revenue growth for the quarter of 49%, according to GERALD A. POTTHOFF, VICE CHAIRMAN, CEO AND PRESIDENT.

Fourth quarter operating income from continuing operations of a record $33.7 million was 44% above the $23.4 million reported for the same quarter in the prior year. As a percentage of net revenues, operating income from continuing operations was 13.1% for the current quarter as compared to 13.7% for the fourth quarter of fiscal 2003. However, it should be noted that the current quarter includes a pre-tax charge of $5.0 million ($4.2 million of which was non-cash), related to the departure of its previous CEO in August of this year. Earnings before interest, income taxes, depreciation and amortization (EBITDA) from continuing operations for the current quarter climbed 46% to a record $37.1 million, or 14.5% of net revenues.

Net income from continuing operations for the fourth quarter advanced 53% to a record $21.3 million (8.3% of net revenues) compared to $13.9 million (8.2% of net revenues) last year. Excluding the after-tax severance costs noted above, net income from continuing operations totaled $24.4 million (9.5% of net revenues) in the current quarter. Contributions from increased net revenues in 2004 drove earnings higher during the period as compared to the prior year.

Potthoff commented, "The fourth quarter's results capped a truly exceptional year in 2004. Our financial performance was outstanding with quarterly revenues topping the $250 million mark for the first time in our history with strong profit margins posted across the board. This combined to drive quarterly earnings to record levels once again. We expect to continue this momentum forward into 2005 particularly with the inclusion of our recently announced acquisition of satellite communications network provider Spacelink International, which we will discuss in more detail during our conference call later this morning."

     o   FISCAL 2004 REVENUES UP 54% TO $883.6 MILLION

     o   NET EARNINGS FROM CONTINUING OPERATIONS GREW 75% TO $75.9 MILLION
         FOR YEAR

     o   FISCAL 2004 EPS FROM CONTINUING OPERATIONS UP 62% TO $2.72

For the year ended October 31, 2004, net revenues grew by 54% to a record $883.6 million compared to $572.7 million last year. Fiscal 2004 operating income from continuing operations of $123.3 million and EBITDA from continuing operations of $137.6 million progressed by 70% and 69%, respectively, over fiscal 2003 levels. Net income from continuing operations for the year totaled a record $75.9 million, or $2.72 per diluted share, compared to $43.3 million, or $1.68 per diluted share, for fiscal 2003.

Reflecting its strong earnings performance, the Company generated record free cash flow (cash flow from operations less capital expenditures) of $57.4 million during fiscal 2004 with a substantial portion of that occurring in the fourth quarter as anticipated. The Company expects that its cash flow metrics will improve still further in fiscal 2005 as existing working capital levels related to contracts currently in process are reduced. The Company employed its cash flow to repay over $70 million in bank debt during the year and had some $33 million of cash on the balance sheet as of October 31, 2004. Engineered Support will utilize cash on hand plus borrowings under its existing line of credit to fund its recently announced acquisition of Spacelink International LLC.

Potthoff commented, "Through the focused efforts of our eleven operating subsidiaries in serving the demanding needs of our military, intelligence and industrial customers, we posted yet another record year for revenues, operating profit and net earnings - marking a dozen years in a row of year-over-year growth. Net revenues approached the $900 million level in 2004 while earnings and margins continued their impressive track record and cash flow generation remained robust.

Certainly, selected acquisitions have greatly expanded our existing manufacturing and service capabilities over the years, but, more critically, our ability to then leverage our collective business development and organizational resources has been a huge part of our enduring success as a company. The overriding commitment of our management and employees to function as a cohesive team is what allows our entrepreneurial business model to flourish. Growing our business is indeed important, but effectively managing that growth is what will allow Engineered Support Systems to achieve our goals as an organization. As we continue on our strategic path to provide superior sustainment solutions to those who serve in the changing world that we are faced with today, the need for teamwork has never been greater."

BUSINESS SEGMENT RESULTS

For the fourth quarter, the Support Systems segment reported net revenues of $138.0 million compared to $99.4 million (prior to the elimination of inter-segment revenues in each period) for the same quarter in the prior year, a 39% increase. Organic revenue growth for the segment totaled an impressive 36% with additional work on several Support Systems programs during the quarter, while the inclusion of two smaller acquisitions, Engineered Environments and Pivotal Power, contributed as well. Programs with the largest revenue gains during the quarter primarily included the Manportable Surveillance and Target Acquisition Radar (MSTAR) being used for a variety of perimeter security applications, M1000 Heavy Equipment Transporters which are being refurbished after their recent battlefield deployment in Iraq, and inter-segment production work on vehicle uparmor kits being performed for the Support Services segment. Segment revenue growth was partially offset by reduced work on the 60-K Tunner Aircraft Cargo Loader contract as production work on that contract winds down in mid-2005.

Quarterly operating income for the Support Systems segment climbed to $21.3 million (15.5% of segment revenues) compared to $18.1 million last year. This included the allocation of $3.1 million of the one-time severance costs noted above. Incremental revenues and related gross profit contributions plus cost savings realized under the Company's facility rationalization initiatives led to the overall improved results for the Support Systems segment.

Net revenues of the Support Services segment climbed to $138.7 million compared to $72.5 million (prior to the elimination of inter-segment revenues in each period) for the fourth quarter of 2003, due to significant internal growth in several business areas. This marks the first period in which quarterly revenues for the Services segment outpaced those of the Company's manufacturing-based segment and signifies the rapid organic growth potential in the Services area. Sizeable year-over-year revenue increases were noted on several existing programs, including the DPGDS power generation system and satellite telecommunications support, while newer programs such as vehicle uparmor kits at Radian, ESSIbuy's U.S. Army depot support efforts and work under TAMSCO's Rapid Response (R2) contract contributed significantly during the period as well.

Quarterly operating income for the Support Services segment rose to $12.3 million (8.9% of segment revenues) compared to $5.2 million last year. Services segment profit margins increased as a result of contributions from the increase in revenues noted above. This included the allocation of $1.9 million of the one-time severance costs noted above.

Potthoff stated, "The synergy among our assembled business units as well as between our Systems and Services segments really gained momentum during 2004. This spirit of collaboration and teamwork has been displayed by our people in many ways - from the successful launch of our vehicle uparmor program by Radian and SEI; to the use of the R2 contract as a vehicle for new logistics support work for ESSIbuy or for incremental Systems production orders; to the array of internal resources brought to bear to recently win a key development contract, AMMPS, for next generation power systems. The list goes on and on. As we move forward, we will continue to leverage the collective capabilities of the Engineered Support family for the benefit of our customers, employees and shareholders in delivering responsive, innovative solutions to the marketplace."

ENTERED ORDERS AND BACKLOG

On the strength of $190 million in bookings during the fourth quarter, entered orders for 2004 totaled a record $938 million, or 43% above the level of the prior year, yielding a book-to-bill ratio of 1.06 to 1. These orders resulted in a year-end funded contract backlog of a record $588 million and a total backlog including primarily unfunded options on long-term production contracts of $1.4 billion. It should be noted that unfunded backlog excludes any potential business under many of the Company's multi-year services contracts, including its $2.9 billion ceiling Rapid Response contract with the U.S. Army.

ACQUISITION OF SPACELINK INTERNATIONAL

On December 9, 2004, the Company announced that it had entered into a definitive agreement to purchase Spacelink International, LLC (Spacelink) for total initial consideration of $150.5 million in cash and common stock. Spacelink, based in Dulles, Virginia, is involved in the design, integration, operation and maintenance of deployed satellite and wireless networks for the U.S. Department of Defense (DoD), the U.S intelligence community and other forward deployed federal agencies and multinational organizations worldwide. Spacelink has grown rapidly in recent years, expecting to post revenues for calendar year 2004 of approximately $95 million, with profit margins in the mid-teens. The acquisition of Spacelink will be immediately accretive to earnings once the transaction closes within the next sixty days pending customary closing conditions and regulatory approval. Engineered Support will utilize cash on hand as well as availability under its existing $200 million revolving credit facility to fund the $138.5 million cash portion of the purchase price and will issue approximately 228,000 unregistered shares of common stock worth approximately $12 million (as determined based upon average closing share prices for the last thirty trading days prior to the date of the agreement).

Commenting on the pending acquisition, Potthoff stated, "Spacelink is an excellent complement to our military telecommunications support business at TAMSCO, and it will solidify ESSI's position as a major player in this increasingly vital area of global U.S. military operations. Any time our forces deploy, they must provide for literally every facet of their basic infrastructure, including food, water, fuel, power, air conditioning, heating, transport, security as well as satellite telecommunications capabilities, in order to sustain themselves - to sustain the fight so to speak. As a leader in the military sustainment arena, Engineered Support increasingly provides products, services and support that fulfill our forces' many needs in these essential areas. Spacelink's close customer relationships, variety of contract vehicles and demonstrated track record over the past ten years in delivering turn-key satellite network solutions represent a formidable addition to the ESSI family."

OUTLOOK FOR 2005

Potthoff concluded, "Including the post-acquisition financial results of Spacelink, expected to close early in the second quarter, we are forecasting revenues at this point of $975 million to $985 million for fiscal 2005, excluding any additional potential acquisitions. From this solid revenue base, we expect to derive fiscal 2005 earnings of $3.10 to $3.15 per share - roughly an increase of 15% over last year.

Obviously, the heightened state of U.S. military involvement around the globe, particularly in Southwest Asia, remains a key catalyst for our Company. The likelihood of supplemental appropriations by Congress to support ongoing operations as well as funding for the recapitalization of military equipment readiness levels provide fertile new business initiatives for ESSI. As a flexible, capability-based defense contractor, Engineered Support Systems is indeed well positioned to quickly respond to our customers' needs on a variety of fronts and stands ready to respond. We are prepared to update our financial forecast in the coming months should any of a number of emerging business development opportunities transpire."

In conjunction with this release, Engineered Support Systems will host a conference call, which will be simulcast over the Internet. Michael F. Shanahan, Sr., Chairman, Gerald A. Potthoff, Vice Chairman, CEO and President, and Gary C. Gerhardt, Vice Chairman-Administration and CFO, will host the call, which is scheduled for today, December 14, 2004 at 11 a.m. EST. Listeners can access the conference call live and archived over the Internet via the Company's website at http://www.engineeredsupport.com.

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. Important factors which could cause the Company's actual results to differ materially from those projected in, or inferred by, forward-looking statements include, but are not limited to, the following: the decision of any of the Company's key customers, including the U.S. government, to reduce or terminate orders with the Company; cutbacks in defense spending by the U.S. government; increased competition in the Company's markets; the Company's ability to achieve and integrate acquisitions; and other risks discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

                               ENGINEERED SUPPORT SYSTEMS, INC.
                                   SUMMARY FINANCIAL DATA
                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED             YEAR ENDED
                                                    OCTOBER 31                 OCTOBER 31
                                              ----------------------     ----------------------
                                                2004          2003          2004         2003
                                                ----          ----          ----         ----
                                                   (UNAUDITED)
Net Revenues from
  Continuing Operations                       $256,373      $170,312      $883,630     $572,701
                                              ========      ========      ========     ========

EBITDA from
  Continuing Operations*                      $ 37,111      $ 25,495      $137,577     $ 81,430

Depreciation and Amortization                   (3,457)       (2,250)      (12,991)      (8,961)

Gain (Loss) on Asset Sales                           -           130        (1,290)         147
                                              --------      --------      --------     --------

Operating Income from
  Continuing Operations                         33,654        23,375       123,296       72,616

Net Interest (Expense) Income                       46          (515)         (862)      (1,660)

Income Tax Provision                           (12,363)       (8,913)      (46,525)     (27,673)
                                              --------      --------      --------     --------

Net Income from
  Continuing Operations                         21,337        13,947        75,909       43,283

Net Income (Loss) from
  Discontinued Operations                                       (169)                       125
                                              --------      --------      --------     --------

Net Income                                    $ 21,337      $ 13,778      $ 75,909     $ 43,408
                                              ========      ========      ========     ========

Earnings per Share:
    Basic - Continuing Operations             $   0.80      $   0.57      $   2.92     $   1.79
    Basic - Discontinued Operations                            (0.01)
                                              --------      --------      --------     --------
    Basic - Total                             $   0.80      $   0.56      $   2.92     $   1.79
                                              ========      ========      ========     ========

    Diluted - Continuing Operations           $   0.76      $   0.52      $   2.72     $   1.68
    Diluted - Discontinued Operations                          (0.01)
                                              --------      --------      --------     --------
    Diluted - Total                           $   0.76      $   0.51      $   2.72     $   1.68
                                              ========      ========      ========     ========

* Earnings before interest, income taxes, depreciation and amortization.

                                  ENGINEERED SUPPORT SYSTEMS, INC.
                                      SUMMARY FINANCIAL DATA
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED                  YEAR ENDED
                                                   OCTOBER 31                      OCTOBER 31
                                             ----------------------        ------------------------
                                               2004          2003            2004            2003
                                               ----          ----            ----            ----
                                                   (UNAUDITED)
EBITDA from
  Continuing Operations*                     $ 37,111      $ 25,495        $137,577        $ 81,430

Net Interest (Expense) Income                      46          (515)           (862)         (1,660)

Income Tax Provision                          (12,363)       (8,913)        (46,525)        (27,673)

Net Decrease (Increase)
  in Working Capital
  and Other Assets                             15,991       (11,432)        (30,419)         12,746
                                             --------      --------        --------        --------
Net Cash Provided by
  Continuing Operations                      $ 40,785      $  4,635        $ 59,771        $ 64,843
                                             ========      ========        ========        ========


* Earnings before interest, income taxes, depreciation and amortization (EBITDA) is, in the opinion of Company management, a valuable analytical tool useful by both the Company and the investment community in determining financial performance relative to the Company's historical results of operations, as well as those of its peers. EBITDA is a non-GAAP financial measure.

                                                ENGINEERED SUPPORT SYSTEMS, INC.
                                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED                             YEAR ENDED
                                                       OCTOBER 31                                 OCTOBER 31
                                                  ---------------------                      ---------------------
                                                    2004         2003         % CHANGE         2004         2003        % CHANGE
                                                    ----         ----         --------         ----         ----        --------
                                                        (UNAUDITED)

Net revenues                                      $256,373     $170,312         50.5%        $883,630     $572,701        54.3%
Cost of revenues                                   190,195      127,343         49.4%         660,940      434,642        52.1%
                                                  --------     --------                      --------     --------
Gross profit                                        66,178       42,969         54.0%         222,690      138,059        61.3%
Selling, general and administrative expense         32,523       19,608         65.9%          98,042       63,832        53.6%
Restructuring expense                                    1          116                            62        1,758
Gain (loss) on sale of assets                                       130                        (1,290)         147
                                                  --------     --------                      --------     --------
Operating income from continuing operations         33,654       23,375         44.0%         123,296       72,616        69.8%
Net interest expense (income)                          (46)         515       (108.9)%            862        1,660       (48.1)%
                                                  --------     --------                      --------     --------
Income from continuing operations                   33,700       22,860         47.4%         122,434       70,956        72.5%
Income tax provision                                12,363        8,913         38.7%          46,525       27,673        68.1%
                                                  --------     --------                      --------     --------
Net income from continuing operations               21,337       13,947         53.0%          75,909       43,283        75.4%

Income (loss) from discontinued
   operations, net of income tax                                   (169)                                       125
                                                  --------     --------                      --------     --------
Net income                                        $ 21,337     $ 13,778         54.9%        $ 75,909     $ 43,408        74.9%
                                                  ========     ========                      ========     ========

Basic earnings per share (1):
   Continuing operations                          $   0.80     $   0.57         40.4%        $   2.92     $   1.79        63.1%
   Discontinued operations                                        (0.01)
                                                  --------     --------                      --------     --------
   Total                                          $   0.80     $   0.56         42.9%        $   2.92     $   1.79        63.1%
                                                  ========     ========                      ========     ========

Diluted earnings per share (1):
   Continuing operations                          $   0.76     $   0.52         46.2%        $   2.72     $   1.68        61.9%
   Discontinued operations                                        (0.01)
                                                  --------     --------                      --------     --------
   Total                                          $   0.76     $   0.51         49.0%        $   2.72     $   1.68        61.9%
                                                  ========     ========                      ========     ========

Weighted average common shares outstanding (1):
   Basic                                            26,631       24,568          8.4%          25,991       24,203         7.4%
                                                  ========     ========                      ========     ========
   Diluted                                          28,004       26,771          4.6%          27,866       25,838         7.8%
                                                  ========     ========                      ========     ========

(1) All share and per share amounts have been adjusted to reflect a 3-for-2 stock split as of October 31, 2003.


                                                  ENGINEERED SUPPORT SYSTEMS, INC.
                                                     BUSINESS SEGMENT RESULTS
                                                          (IN THOUSANDS)

                                                   THREE MONTHS ENDED                               YEAR ENDED
                                                       OCTOBER 31                                   OCTOBER 31
                                                  ---------------------                        ---------------------
                                                    2004         2003           % CHANGE         2004         2003         % CHANGE
                                                    ----         ----           --------         ----         ----         --------
                                                       (UNAUDITED)

NET REVENUES:

   Support Systems                                $137,967     $ 99,358            38.9%       $514,702     $389,301         32.2%

   Support Services                                138,725       72,503            91.3%        410,446      188,344        117.9%

   Intersegment Revenues                           (20,319)      (1,549)                        (41,518)      (4,944)
                                                  --------     --------                        --------     --------
      Total                                       $256,373     $170,312            50.5%       $883,630     $572,701         54.3%
                                                  ========     ========                        ========     ========

OPERATING INCOME FROM CONTINUING OPERATIONS:

   Support Systems                                $ 21,332     $ 18,132            17.6%       $ 92,966     $ 54,200         71.5%

   Support Services                                 12,322        5,243           135.0%         30,330       18,416         64.7%
                                                  --------     --------                        --------     --------

                                                    33,654       23,375            44.0%        123,296       72,616         69.8%

NET INTEREST EXPENSE (INCOME)                          (46)         515          (108.9)%           862        1,660        (48.1)%
                                                  --------     --------                        --------     --------

INCOME FROM CONTINUING
    OPERATIONS BEFORE INCOME TAXES                $ 33,700     $ 22,860            47.4%       $122,434     $ 70,956         72.5%
                                                  ========     ========                        ========     ========

                      ENGINEERED SUPPORT SYSTEMS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS)

                                                   OCTOBER 31       OCTOBER 31
                                                      2004             2003
                                                      ----             ----
ASSETS
Current Assets:
  Cash and cash equivalents                        $   33,153       $    2,880
  Accounts receivable                                 139,191           90,805
  Contracts in process and inventories                 61,009           50,959
  Deferred income taxes                                 6,921            5,939
  Other current assets                                  3,303            4,668
                                                   ----------       ----------
    Total current assets                              243,577          155,251

Property, plant and equipment                          46,946           50,366
Goodwill                                              167,358          191,332
Acquired customer-related intangibles                  38,314           11,049
Other assets                                           15,396           11,303
                                                   ----------       ----------
    Total Assets                                   $  511,591       $  419,301
                                                   ==========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable                                    $                $   73,100
  Current maturities of long-term debt                    340               90
  Accounts payable                                     71,796           48,609
  Other current liabilities                            59,393           62,762
                                                   ----------       ----------
    Total current liabilities                         131,529          184,561


Long-term debt                                            781
Other liabilities                                      42,325           37,573
Shareholders' Equity                                  336,956          197,167
                                                   ----------       ----------
    Total Liabilities and Shareholders' Equity     $  511,591       $  419,301
                                                   ==========       ==========


FUNDED BACKLOG OF ORDERS                           $  588,061       $  533,439

OPTIONS ON EXISTING ORDERS                            849,157          922,735
                                                   ----------       ----------
                                                   $1,437,218       $1,456,174
                                                   ==========       ==========

                                  * * * *